Exhibit 10.40

LONGS DRUG STORES CORPORATION

1995 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

Longs Drug Stores Corporation (the “Company”) desiring to provide you, «FIRSTNAME» «LASTNAME», with a proprietary interest in the success of the Company and its subsidiaries, and an incentive to continue to perform services as a member of the Board of Directors of the Company, hereby grants, as of                     , and you hereby accept, subject to all of the terms and conditions of this Agreement,                      restricted shares of the Common Stock of the Company (the “Award”). This Award is subject to the Longs Drug Stores Corporation 1995 Long-Term Incentive Plan, as it may be amended from time to time, which is incorporated herein by this reference, and the following terms and conditions:

A.	Retention, Legending, and Delivery of Share Certificates

1. The shares subject to this Award shall (a) be retained by the Company, or a party selected by the Company, unless and until they vest in accordance with the schedule provided below, and (b) bear a legend indicating that they may not be sold by you until six months following termination of your Service on the Board of Directors of the Company (the “Holding Period Expiration Date”). These shares will vest on                     .

2. Notwithstanding the above vesting date, your unvested restricted stock shall fully vest upon a Change in Corporate Control or upon termination of service as a Director with the Corporation after attaining the age of 65 (including termination as a result of not being renominated for another term due to the age requirement of the Corporation’s Corporate Governance Guidelines), or termination of service as a Director with the Corporation after attaining age 55 with 10 or more years of service as a Director.

3. You shall not be entitled to the delivery of any certificate representing shares subject to this Award unless and until the shares vest and until you make satisfactory arrangements to pay all applicable federal, state, and other taxes that may be owing as contemplated in Sections 4 and 5 below. The release of any vested restricted stock to you shall be effected within ninety (90) days following the applicable date(s) of vesting of shares pursuant to this Agreement. The removal of the legend affixed to any vested restricted stock distributed to you shall be effected as soon as practicable after the Holding Period Expiration Date.

4. Generally, you will realize taxable income each time restricted shares vest. You must make arrangements to satisfy such tax obligations by remitting a check in an amount to satisfy at least the legally required minimum withholding or by instructing the Company to sell a sufficient number of the vested shares to satisfy the required minimum withholding amount. The shares will not be distributed to you until satisfactory arrangements are made to pay all applicable federal, state, and other taxes that may be owing.

5. You have the right to make an election to be taxed on the Award in the year the Award is made (under Section 83(b) of the Code). If you choose to make this election, you must provide the Company with a copy of the election filed with the Internal Revenue Service within thirty (30) days from the date of grant of this Award. Once vested, the shares will be distributed to you promptly following the making of satisfactory arrangements to pay all applicable federal, state, and other taxes that may be owing.

B.	Dividends

1. You shall be entitled to the payment of dividends on the shares subject to this Award once the shares have vested. No dividends shall be paid on any shares which have been forfeited.

2. During the Vesting Period, prior to the vesting of the shares, dividends on the shares subject to this Award, including cash dividends on stock dividends, will be paid into an interest-bearing account. As soon as practicable after the vesting of the shares, all accumulated dividends, together with interest thereon, which are attributable to the shares for which the time-based restrictions have lapsed shall be paid to you. Payment of any accumulated dividends and interest on the shares subject to this Award is conditioned upon your timely payment of all state, local, federal, or other taxes (if any) which the Company shall deem necessary or appropriate to withhold.

3. In the event a stock dividend is declared upon the shares subject to this Award, or in the event of a stock split, the number of shares then subject to this Award shall be adjusted proportionately. The shares provided by such stock dividend or stock split shall be subject to the Vesting Period and the requirement for the Company, or a party selected by the Company, to hold the shares until such shares vest and shall bear a legend indicating that they may not be sold by you until the Holding Period Expiration Date as if they were part of the original Award.

C.	Stockholder Rights

Except as provided herein, you shall have all rights of stockholders of the class of shares subject to this Award during the Vesting Period.

D.	Proration and Forfeiture of Shares

If your Termination occurs during the Vesting Period for any reason other than termination of service as a Director with the Corporation after attaining the age of 65 (including termination as a result of not being renominated for another term due to the age requirement of the Corporation’s Corporate Governance Guidelines), or termination of service as a Director with the Corporation after attaining age 55 with 10 or more years of service as a Director, the portion of the Award still subject to time-based restrictions, together with all accumulated dividends and interest thereon, shall be forfeited.

E.	Miscellaneous

1. Nothing in this Award or Agreement shall confer any right to or guarantee of continued Service with the Company or any Subsidiary, or in any way limit the right of the Company or stockholders to terminate your Service.

2. You may not sell, assign, transfer, pledge, exchange, hypothecate, or otherwise dispose of any or all of the shares subject to this Award until such shares have vested and until after the Holding Period Expiration Date. Any such transfer or disposal shall result in the forfeiture of the Award together with accumulated dividends and interest thereon.

3. You shall file with the Company a beneficiary designation with respect to any distributions to be made in the event of your death. In the event no such designation is on file, or if said beneficiary or beneficiaries do not survive you, or if the Board is in doubt as to the appropriate beneficiary, the Board may deliver the shares (together with any accumulated dividends and interest thereon) to the legal representative of your estate and thereby be relieved of all liability with respect to distributions payable on account of your death.

4. This Agreement shall be governed in accordance with the laws of the State of California, without regard to the choice of law rules thereof.

5. The headings of this Agreement are for convenience only and are to be ignored if inconsistent with the text.

6. This Agreement shall be binding on any successor of the Company.

7. The Company and Board shall retain all rights and authority under the 1995 Long-Term Incentive Plan with respect to this Award and all definitions and terms used in this Agreement are qualified in their entirety by reference to said Plan. The Board’s interpretation of the 1995 Long-Term Incentive Plan or this Award and all decisions and determinations by the Board with respect to the 1995 Long-Term Incentive Plan or this Award shall be final, binding, and conclusive on all parties.

8. Any notice hereunder to the Company shall be addressed to it at its offices, 141 North Civic Drive, Walnut Creek, CA 94596, Attn: Corporate Secretary and any notice hereunder to you shall be addressed to you at the address indicated in the Company’s or Subsidiary’s personnel records, subject to the right of either party at any time hereafter to designate in writing some other address.

9. This Agreement and the 1995 Long-Term Incentive Plan, as it may be amended from time to time, contain the entire understanding and agreement between the parties relating to the Award, except as otherwise referred to herein, and supersedes any prior agreement between the parties, whether written or oral, regarding the Award. Neither this Agreement nor any provision hereof may be waived, discharged, or terminated, except by an agreement in writing signed by the party against whom enforcement of any such waiver, discharge, or termination is sought. Without your written agreement, this Agreement may not be modified, changed, or amended to your detriment. To the extent that any one or more of the provisions of this Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any manner be affected or impaired thereby. Terms not defined herein shall have the meaning specified in the 1995 Long-Term Incentive Plan.

LONGS DRUG STORES CORPORATION

By:

By:

HOLDER

By:
«Firstname» «Lastname»